Exhibit 99.1
_________________________________________________________________________________________________________

CoStar Group Announces Third Quarter Revenue Growth of 16%, Net Income Increases 48% and Company Raises Full Year Revenue and Earnings Guidance

WASHINGTON – October 25, 2017 – CoStar Group, Inc. (NASDAQ: CSGP), the leading provider of commercial real estate information, analytics and online marketplaces, announced today that revenue for the quarter ended September 30, 2017 was $248 million, an increase of 16% over revenue of $213 million in the third quarter of 2016. Net income for the third quarter of 2017 increased to $34 million or $1.04 per diluted share compared to $23 million in the third quarter of 2016, an increase of 48%. EBITDA in the third quarter of 2017 was $73 million, an increase of 26% over the third quarter of 2016.

“In the third quarter, we built upon our solid momentum in 2017 driving excellent growth with profitable revenue and strong sales,” said Andrew C. Florance, Founder and Chief Executive Officer of CoStar Group. “Company-wide net new bookings continued to be exceptionally strong at $34 million in the third quarter of 2017, up 31% year-over-year. Our marketplace businesses are performing extremely well as we achieved year-over-year revenue growth in the third quarter of 25% in Multifamily and 21% in Commercial property and land. CoStar Suite revenue accelerated to 14% year-over-year growth. Margins are also expanding, as we achieved 34% adjusted EBITDA margins in the third quarter, up 1,100 basis points from 23% in the second quarter of this year.”

Florance continued, “We have successfully completed the integration of our CoStar and LoopNet databases. At that time, we converted LoopNet.com to a pure pay-to-list marketing site eliminating free listings and creating more value for our paid listers. Beginning in early October, our sales force hit the ground running with our focused cross-selling campaign to convert LoopNet information users to CoStar Suite and sell more paid advertising on LoopNet. In the first twelve days of the campaign, we closed over 500 deals. The response from our sales teams, clients, and prospects has been overwhelmingly positive. We believe this will ultimately result in significant revenue opportunities for the next several years.”

Year 2016-2017 Quarterly Results - Unaudited
(in millions, except per share data)
	2016				2017
	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Revenues	$200	$207	$213	$218	$227	$237	$248
Net income	17	16	23	30	22	22	34
Net income per share - diluted	0.52	0.48	0.72	0.91	0.68	0.68	1.04
Weighted average outstanding shares - diluted	32.4	32.4	32.4	32.5	32.6	32.7	32.8

EBITDA	48	46	58	64	55	44	73
Adjusted EBITDA	58	56	67	75	64	54	84
Non-GAAP net income	31	29	36	42	34	28	46
Non-GAAP net income per share - diluted	0.95	0.91	1.11	1.29	1.05	0.86	1.41

Non-GAAP net income (defined below) for the quarter ended September 30, 2017 was $46 million or $1.41 per diluted share, an increase of $10 million versus the third quarter of 2016. Adjusted EBITDA (which excludes stock-based compensation and other items as defined below) was $84 million for the third quarter of 2017, an increase of 25% over the third quarter of 2016.

As of September 30, 2017, the Company had approximately $633 million in cash, cash equivalents and long term investments, while short and long-term debt outstanding, net of debt issuance costs, totaled approximately $305 million. Subsequent to the end of the third quarter, the Company completed a public offering of common stock on October 3, 2017. The proceeds from the stock offering net of underwriting discounts and commissions totaled $833 million. In addition, the Company restructured its outstanding credit facility on October 19, 2017, by increasing the size of its revolving credit facility to $750 million, putting in place a new five-year term, and prepaying the outstanding term loan in full. The Company intends to use the proceeds from the public stock offering and the revolving credit facility to support future growth, to fund all or a portion of any strategic acquisitions, for working capital and other general corporate purposes.

2017 Outlook
“We exceeded our third quarter top and bottom line estimates, and we are raising our full year 2017 earnings and revenue guidance,” stated Scott Wheeler, Chief Financial Officer of CoStar Group

The Company expects revenue to be in a range of approximately $962 million to $965 million for the full year of 2017, increasing the midpoint of the revenue outlook by approximately $7 million. For the fourth quarter, the Company expects revenue in a range of $251 million to $254 million.

Adjusted EBITDA for the full year of 2017 is expected to be in a range of $287 million to $291 million, an increase of $17 million at the midpoint from the prior outlook. For the fourth quarter, the Company expects adjusted EBITDA in a range of $85 million to $89 million.

For the full year of 2017, the Company expects non-GAAP net income per diluted share (defined below) in a range of approximately $4.65 to $4.73. The non-GAAP net income per diluted share outlook includes a $0.31 increase at the midpoint versus the previous outlook from strong operating performance, partially offset by approximately $0.09 net dilution related to the Company’s recent common stock offering and debt reduction, for a net increase of $0.22 per diluted share. For the fourth quarter, the Company expects non-

GAAP net income per diluted share in a range of $1.31 to $1.38, which includes net dilution of $0.11 from the common stock offering and debt restructuring.

The Company’s outlook excludes any impact from the pending acquisition of ForRent, which was announced September 12, 2017. Based on preliminary estimates and assuming a close date at the end of November 2017, the Company expects that ForRent will contribute $6 million - $8 million in revenue in the fourth quarter of 2017, and be slightly dilutive on a non-GAAP net income per share basis due to the impact of integration and purchase accounting adjustments.

The preceding forward-looking statements reflect CoStar Group’s expectations as of October 25, 2017, including forward-looking non-GAAP financial measures on a consolidated basis. We are not able to forecast with certainty whether or when certain events, such as acquisition-related costs, closing of the ForRent acquisition, the exact amounts or timing of investments, transition, restructuring, settlements or impairments will occur in any given quarter. Given the risk factors, uncertainties and assumptions discussed above, actual results may differ materially. Other than in publicly available statements, the Company does not intend to update its forward-looking statements until its next quarterly results announcement.

Reconciliation of EBITDA, adjusted EBITDA, non-GAAP net income and non-GAAP net income per diluted share and all of the disclosed non-GAAP financial measures to their GAAP basis results are shown in detail below, along with definitions for those terms. A reconciliation of forward-looking non-GAAP guidance to the most directly comparable GAAP measure, net income, can be found within the tables included in this release.

Non-GAAP Financial Measures
For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s latest periodic report.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group before (i) interest income (expense), (ii) provision for income taxes, and (iii) depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that represents EBITDA before (i) stock-based compensation expense, (ii) acquisition and integration related costs, (iii) restructuring charges and related costs, and (iv) settlements and impairments incurred outside the Company’s normal business operations.

Non-GAAP net income is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group before (i) amortization of acquired intangible assets, (ii) stock-based compensation expense, (iii) acquisition and integration related costs, (iv) purchase accounting adjustments, (v) restructuring charges and related costs, (vi) settlements and impairments and (vii) debt restructuring costs. From this figure, we then subtract an assumed provision for income taxes to arrive at non-GAAP net income. The company assumes a 38% tax rate in order to approximate our long-term effective corporate tax rate.

Non-GAAP net income per diluted share (also referred to as non-GAAP EPS) is a non-GAAP financial measure that represents non-GAAP net income divided by the number of diluted shares outstanding for the period. For periods with GAAP net losses and non-GAAP net income, the weighted-average outstanding shares used to calculate non-GAAP net income per share includes potentially dilutive securities that were excluded from the calculation of GAAP net income per share as the effect was anti-dilutive.

Earnings Conference Call
Management will conduct a conference call at 11:00 AM EDT on Thursday, October 26, 2017 to discuss earnings results for the third quarter of 2017 and the Company’s outlook. The audio portion of the conference call will be broadcast live over the Internet at www.costargroup.com/investors/events. To join the conference call by telephone, please dial (800) 230-1096 (from the United States and Canada) or (612) 288-0340 (from all other countries) and refer to conference code 431618. An audio recording of the conference call will be available for replay approximately one hour after the call's completion and will remain available for a period of time following the call. To access the recorded conference call, please dial (800) 475-6701 (from the U.S. and Canada) or (320) 365-3844 (from all other countries) using access code 431618. The webcast replay will also be available in the Investors section of CoStar Group's website for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenues	$247,533	$212,711	$711,239	$619,319
Cost of revenues	55,483	42,222	162,102	127,801
Gross margin	192,050	170,489	549,137	491,518

Operating expenses:
Selling and marketing	72,705	75,414	240,833	231,086
Software development	21,536	19,357	67,054	56,539
General and administrative	35,998	30,572	104,550	88,275
Customer base amortization	4,298	5,550	13,642	17,602
	134,537	130,893	426,079	393,502

Income from operations	57,513	39,596	123,058	98,016
Interest and other income	555	344	1,589	587
Interest and other expense	(2,901)	(2,498)	(8,280)	(7,462)
Income before income taxes	55,167	37,442	116,367	91,141
Income tax expense	20,990	14,241	37,876	35,643
Net income	$34,177	$23,201	$78,491	$55,498

Net income per share - basic	$1.05	$0.72	$2.42	$1.73
Net income per share - diluted	$1.04	$0.72	$2.40	$1.71

Weighted average outstanding shares - basic	32,444	32,186	32,375	32,152
Weighted average outstanding shares - diluted	32,814	32,440	32,705	32,423

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures-Unaudited
(in thousands, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net income	$34,177	$23,201	$78,491	$55,498
Income tax expense	20,990	14,241	37,876	35,643
Income before income taxes	55,167	37,442	116,367	91,141
Amortization of acquired intangible assets	8,498	11,286	28,731	34,721
Stock-based compensation expense	9,743	9,311	29,203	26,981
Acquisition and integration related costs	1,224	—	1,996	2,258
Restructuring and related costs	—	66	—	66
Settlements and impairments	—	—	(760)	—
Non-GAAP income before income taxes	74,632	58,105	175,537	155,167
Assumed rate for income tax expense *	38%	38%	38%	38%
Assumed provision for income tax expense	(28,360)	(22,080)	(66,704)	(58,963)
Non-GAAP net income	$46,272	$36,025	$108,833	$96,204

Net income per share - diluted	$1.04	$0.72	$2.40	$1.71
Non-GAAP net income per share - diluted	$1.41	$1.11	$3.33	$2.97

Weighted average outstanding shares - basic	32,444	32,186	32,375	32,152
Weighted average outstanding shares - diluted	32,814	32,440	32,705	32,423

* A 38% tax rate is assumed, which approximates our long-term effective corporate tax rate.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net income	$34,177	$23,201	$78,491	$55,498
Amortization of acquired intangible assets in cost of revenues	4,200	5,736	15,089	17,119
Amortization of acquired intangible assets in operating expenses	4,298	5,550	13,642	17,602
Depreciation and other amortization	6,621	6,794	19,546	18,320
Interest and other income	(555)	(344)	(1,589)	(587)
Interest and other expense	2,901	2,498	8,280	7,462
Income tax expense	20,990	14,241	37,876	35,643
EBITDA	$72,632	$57,676	$171,335	$151,057
Stock-based compensation expense	9,743	9,311	29,203	26,981
Acquisition and integration related costs	1,224	—	1,996	2,258
Settlements and impairments	—	—	(760)	—
Restructuring and related costs	—	66	—	66
Adjusted EBITDA	$83,599	$67,053	$201,774	$180,362

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$622,995	$567,223
Accounts receivable, net	60,871	48,537
Income tax receivable	—	129
Prepaid expenses and other current assets	16,215	11,602
Total current assets	700,081	627,491

Long-term investments	9,952	9,952
Deferred income taxes, net	6,477	7,273
Property and equipment, net	84,326	87,568
Goodwill	1,283,190	1,254,866
Intangible assets, net	191,178	195,965
Deposits and other assets	5,392	1,948
Total assets	$2,280,596	$2,185,063

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$94,109	$83,916
Current portion of long-term debt	36,910	31,866
Deferred revenue	45,568	39,164
Total current liabilities	176,587	154,946

Long-term debt, less current portion	268,586	306,473
Deferred gain on sale of building	16,823	18,715
Deferred rent	30,090	31,589
Deferred income taxes, net	22,101	18,386
Income taxes payable	3,982	741

Stockholders' equity	1,762,427	1,654,213
Total liabilities and stockholders' equity	$2,280,596	$2,185,063

CoStar Group, Inc.
Condensed Consolidated Statements of Cash Flows - Unaudited
(in thousands, unaudited)

	Nine Months Ended September 30,
	2017	2016
Operating activities:
Net income	$78,491	$55,498
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48,277	53,041
Amortization of debt issuance costs	2,157	2,407
Stock-based compensation expense	29,203	26,981
Deferred income tax expense, net	6,087	5,554
Provision for losses on accounts receivable	3,992	6,462
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(15,809)	(13,808)
Prepaid expenses and other current assets	(3,561)	(1,398)
Deposits and other assets	(3,387)	473
Accounts payable and other liabilities	11,888	12,864
Deferred revenue	5,969	386
Net cash provided by operating activities	163,307	148,460

Investing activities:
Proceeds from sale and settlement of investments	—	4,700
Purchases of property and equipment and other assets	(19,754)	(11,692)
Acquisitions, net of cash acquired	(47,767)	(10,443)
Net cash used in investing activities	(67,521)	(17,435)

Financing activities:
Payments of long-term debt	(35,000)	(20,000)
Payments of issuance costs	(643)	—
Repurchase of restricted stock to satisfy tax withholding obligations	(14,309)	(14,573)
Proceeds from exercise of stock options and employee stock purchase plan	9,058	4,791
Net cash used in financing activities	(40,894)	(29,782)

Effect of foreign currency exchange rates on cash and cash equivalents	880	(962)
Net increase in cash and cash equivalents	55,772	100,281
Cash and cash equivalents at the beginning of period	567,223	421,818
Cash and cash equivalents at the end of period	$622,995	$522,099

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
North America	$239,537	$205,637	$688,704	$598,757
International
External customers	7,996	7,074	22,535	20,562
Intersegment revenues *	5	3	27	24
Total International revenues	8,001	7,077	22,562	20,586
Intersegment eliminations	(5)	(3)	(27)	(24)
Total revenues	$247,533	$212,711	$711,239	$619,319

EBITDA
North America	$72,267	$56,305	$170,064	$148,296
International	365	1,371	1,271	2,761
Total EBITDA	$72,632	$57,676	$171,335	$151,057

*Intersegment revenues recorded were attributable to services performed for the Company's wholly owned subsidiary, CoStar Portfolio Strategy by Grecam S.A.S. (“Grecam”), a wholly owned subsidiary of CoStar Limited, the Company’s wholly owned U.K. holding company. Intersegment revenues are recorded at an amount the Company believes approximates fair value. North America EBITDA includes a corresponding cost for the services performed by Grecam for CoStar Portfolio Strategy.

CoStar Group, Inc.
Revenues by Services-Unaudited
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Information and analytics
CoStar Suite	$117,314	$103,261	$341,087	$301,969
Information services	18,716	19,486	55,364	58,336
Online marketplaces
Multifamily	72,257	57,654	204,324	164,752
Commercial property and land	39,246	32,310	110,464	94,262
Total revenues	$247,533	$212,711	$711,239	$619,319

CoStar Group, Inc. Reconciliation of Non-GAAP Financial Measures with 2016-2017 Quarterly Results - Unaudited
(in millions, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income

	2016				2017
	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Net income	$16.7	$15.6	$23.2	$29.6	$22.1	$22.2	$34.2
Income tax expense	11.2	10.2	14.2	16.0	13.3	3.6	21.0
Income before income taxes	27.9	25.8	37.4	45.5	35.4	25.8	55.2
Amortization of acquired intangible assets	11.9	11.5	11.3	10.8	10.9	9.3	8.5
Stock-based compensation expense	8.3	9.3	9.3	9.4	9.4	10.1	9.7
Acquisition and integration related costs	1.5	0.8	—	—	0.4	0.4	1.2
Restructuring and related costs	—	—	0.1	1.8	—	—	—
Settlements and impairments	—	—	—	—	(0.8)	—	—
Non-GAAP income before income taxes	49.6	47.5	58.1	67.5	55.3	45.6	74.6
Assumed rate for income tax expense *	38%	38%	38%	38%	38%	38%	38%
Assumed provision for income tax expense	(18.9)	(18.0)	(22.1)	(25.6)	(21.0)	(17.3)	(28.4)
Non-GAAP net income	$30.7	$29.4	$36.0	$41.8	$34.3	$28.3	$46.3

Non-GAAP net income per share - diluted	$0.95	$0.91	$1.11	$1.29	$1.05	$0.86	$1.41

Weighted average outstanding shares - basic	32.1	32.2	32.2	32.2	32.3	32.4	32.4
Weighted average outstanding shares - diluted	32.4	32.4	32.4	32.5	32.6	32.7	32.8

* A 38% tax rate is assumed, which approximates our long-term effective corporate tax rate.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	2016				2017
	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Net income	$16.7	$15.6	$23.2	$29.6	$22.1	$22.2	$34.2
Amortization of acquired intangible assets	11.9	11.5	11.3	10.8	10.9	9.3	8.5
Depreciation and other amortization	5.6	5.9	6.8	6.3	6.4	6.5	6.6
Interest and other income	(0.1)	(0.2)	(0.3)	(1.2)	(0.4)	(0.6)	(0.6)
Interest and other expense	2.5	2.5	2.5	2.6	2.7	2.7	2.9
Income tax expense	11.2	10.2	14.2	15.9	13.3	3.6	21.0
EBITDA	$47.8	$45.6	$57.7	$64.0	$55.0	$43.7	$72.6
Stock-based compensation expense	8.3	9.3	9.3	9.4	9.4	10.1	9.7
Acquisition and integration related costs	1.5	0.8	—	—	0.4	0.4	1.2
Restructuring and related costs	—	—	0.1	1.8	—	—	—
Settlements and impairments	—	—	—	—	(0.8)	—	—
Adjusted EBITDA	$57.6	$55.7	$67.1	$75.2	$63.9	$54.3	$83.6

CoStar Group, Inc.
Reconciliation of Forward-Looking Guidance-Unaudited
(in thousands, except per share data)

Reconciliation of Forward-Looking Guidance, Net Income to Non-GAAP Net Income
	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended December 31, 2017		Ended December 31, 2017
	Low	High	Low	High

Net income	$33,500	$38,200	$112,000	$116,700
Income tax expense	17,100	19,500	55,000	57,400
Income before income taxes	50,600	57,700	167,000	174,100
Amortization of acquired intangible assets	8,300	8,300	37,000	37,000
Stock-based compensation expense	11,800	9,800	41,000	39,000
Acquisition and integration related costs	3,000	2,000	5,000	4,000
Restructuring and related costs	—	—	—	—
Settlements and impairments	—	—	(800)	(800)
Debt restructuring costs	3,000	3,000	3,000	3,000
Non-GAAP income before income taxes	76,700	80,800	252,200	256,300
Assumed rate for income tax expense *	38%	38%	38%	38%
Assumed provision for income tax expense	(29,100)	(30,700)	(95,800)	(97,400)
Non-GAAP net income	$47,600	$50,100	$156,400	$158,900

Net income per share - diluted	$0.93	$1.06	$3.33	$3.47
Non-GAAP net income per share - diluted	$1.31	$1.38	$4.65	$4.73

Weighted average outstanding shares - diluted	36,200	36,200	33,600	33,600

* A 38% tax rate is assumed, which approximates our long-term effective corporate tax rate.

Reconciliation of Forward-Looking Guidance, Net Income to Adjusted EBITDA

	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended December 31, 2017		Ended December 31, 2017
	Low	High	Low	High
Net income	$33,500	$38,200	$112,000	$116,700
Amortization of acquired intangible assets	8,300	8,300	37,000	37,000
Depreciation and other amortization	7,400	7,400	27,000	27,000
Interest and other expense, net	4,200	4,200	11,000	11,000
Income tax expense	17,100	19,500	55,000	57,400
Stock-based compensation expense	11,800	9,800	41,000	39,000
Acquisition and integration related costs	3,000	2,000	5,000	4,000
Restructuring and related costs	—	—	—	—
Settlements and impairments	—	—	(800)	(800)
Adjusted EBITDA	$85,300	$89,400	$287,200	$291,300

All Contacts

Scott Wheeler
Chief Financial Officer
(202) 336-6920
swheeler@costar.com

Richard Simonelli
Vice President, Investor Relations
(202) 346-6394
rsimonelli@costar.com

_______________________

About CoStar Group, Inc.

CoStar Group, Inc. (NASDAQ: CSGP) is the leading provider of commercial real estate information, analytics and online marketplaces. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. LoopNet is the most heavily trafficked commercial real estate marketplace online with over 5 million monthly unique visitors per month. Apartments.com, ApartmentFinder.com, ApartmentHomeLiving.com, Westside Rentals and Apartamentos.com form the premier online apartment resource for renters seeking great apartment homes and provide property managers and owners a proven platform for marketing their properties. Through an exclusive partnership with Move, a subsidiary of News Corporation, Apartments.com is the exclusive provider of apartment community listings across Move’s family of websites, which include realtor.com®, doorsteps.com and move.com. CoStar Group’s websites attracted an average of approximately 37 million unique monthly visitors in aggregate in the third quarter of 2017. Headquartered in Washington, DC, CoStar maintains offices throughout the U.S. and in Europe and Canada with a staff of over 3,600 worldwide, including the industry’s largest professional research organization. For more information, visit www.costargroup.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar Group's financial expectations, the Company's plans, objectives, expectations and intentions and other statements including words such as “hope,” "anticipate," "may," "believe," "expect," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar Group and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the risk that the trends stated or implied by this release cannot or will not be sustained at the current pace, including trends related to revenue, bookings, sales, margins, and earnings; the risk that the Company is unable to sustain current revenue and earnings growth rates or increase them; the risk that returns on the Company’s CoStar and LoopNet integration efforts, related investments and sales efforts will not continue in line with early results or that those efforts and investments will not result in significant sales and revenue opportunities for CoStar and LoopNet for the next several years as expected; the risk that revenues for the fourth quarter and full year 2017 will not be as stated in this press release; the risk that net income for the fourth quarter and full year 2017 will not be as stated in this press release; the risk that adjusted EBITDA for the fourth quarter and full year 2017 will not be as stated in this press release; the risk that non-GAAP net income and non-GAAP net income per diluted share for the fourth quarter and full year 2017 will not be as stated in this press release; the risk that the acquisition of ForRent does not close when expected or at all; the risk that the businesses of ForRent, Apartments.com, and CoStar may not be combined successfully or in a timely and cost-efficient manner; the risk that the combination does not produce the expected results or benefits; the risk that business disruption relating to the ForRent acquisition may be greater than expected; the risk that synergies and expected operating efficiencies from the acquisition of ForRent may not be as expected, may not be fully realized, may take longer to realize than expected or may not drive revenue and earnings growth; the risk that the combination and integration of ForRent will disrupt CoStar's operations or result in the loss of consumers, property owners or key employees; the risk that the company’s estimates and assumptions regarding ForRent change from current expectations, including as a result of the timing of the acquisition; the risk that the amount of fourth quarter 2017 revenue from the ForRent acquisition differs from expectations and that dilution on a non-GAAP net income per share basis due to the impact of integration and purchase accounting adjustments as a result of the ForRent acquisition differs from expectations; and the risk that costs actually incurred in connection with the Xceligent litigation differ from estimates included within the Company’s forecast, which differences may be material.  Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in CoStar’s Annual Report on Form 10-K for the year ended December 31, 2016, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, each of which is filed with the SEC, including in the “Risk Factors” section of those filings, and the Company’s other filings with the SEC available at the SEC’s website (www.sec.gov). CoStar assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.